Exhibit 99.1

CONTACT:

Jill Smith

Senior Director, Corporate Communications

240.449.1250

jsmith@panacos.com

Panacos Appoints Jane Pritchett Henderson Chief Financial and Business Officer

Watertown, MA (January 7, 2007) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced that Jane Pritchett Henderson has joined the Company as Chief Financial and Business Officer. In this role, she will be responsible for Panacos’ financial operations, compliance and reporting, and corporate financing activities as well as contributing to corporate strategy.

Ms. Pritchett Henderson has over 19 years of experience in finance for health care companies, having completed deals and engagements for more than 90 life-sciences companies. Before joining Panacos, Ms. Pritchett Henderson was a Managing Director at HSBC’s investment banking division covering biotechnology companies, where she was responsible for global origination and execution of biopharmaceutical business on a new investment banking platform. Prior to HSBC, Ms. Pritchett Henderson was with CIBC World Markets, where she was a Managing Director in the health care group. Earlier in her career, she held senior positions in healthcare investment banking at Lehman Brothers and Salomon Smith Barney (Citigroup). Ms. Pritchett Henderson holds a B.S. in Psychology from Duke University.

“We are very pleased to welcome Jane to the executive team at Panacos,” said Alan W. Dunton, M.D., Panacos’ President and Chief Executive Officer. “Her long experience in finance for the health care sector gives her a wealth of knowledge in the needs and challenges of companies like Panacos, and her acumen and leadership will be extremely valuable as we move bevirimat and our other programs forward.”

Panacos Appoints Jane Pritchett Henderson Chief Financial and Business Officer –

“I am very excited to be joining Panacos,” said Ms. Pritchett Henderson. “As a first-in-class, late stage compound with a compelling competitive profile, Bevirimat is an attractive commercial drug candidate that we believe has the potential to address the continued need for novel and well-tolerated HIV drugs. Furthermore, bevirimat is followed by a pipeline of innovative antiviral compounds, which are progressing in development.”

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. HIV infects approximately 1.7 million people in North America and Western Europe and approximately 33 million people worldwide. Approximately 650,000 patients are treated annually for HIV in the United States and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV strains, including those that are resistant to existing classes of drugs. The Company has completed nine clinical studies of bevirimat in over 400 patients and healthy volunteers, showing significant reductions in viral load in HIV-infected patients and a promising safety profile, and is currently in Phase 2b clinical trials. The Company also has a second-generation program in HIV maturation inhibition in clinical testing and a research program to develop oral HIV fusion inhibitors.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the

Panacos Appoints Jane Pritchett Henderson Chief Financial and Business Officer –

Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2007. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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